Exhibit 99.1

DALLAS, Texas, June 20, 2016 - TIER REIT, Inc. (NYSE:TIER), a Dallas-based real estate investment trust, announced today that it completed the sale of its FOUR40 office building located at 440 South LaSalle Street in Chicago, Illinois, for $191 million to a third party. The company is entitled to an additional payment of up to $12.5 million subject to future performance of the property. FOUR40 is a 39-story office tower located in Chicago’s Central Loop submarket with over one million square feet of rentable space. This milestone transaction represents the company’s final sale of its Chicago office portfolio, the net proceeds from which will be used to repay borrowings outstanding on the revolving portion of the company’s credit facility and a near-term maturing property mortgage loan.

“Year-to-date, we have completed approximately $260 million of non-strategic property sales, while continuing to market for sale additional non-strategic properties,” said Scott Fordham, Chief Executive Officer and President of TIER REIT. “This sale is consistent with our strategic plan to dispose of properties that do not fit our long-term hold objectives, exit non-strategic markets, and utilize the capital to further strengthen our balance sheet.”

About TIER REIT, Inc.

TIER REIT, Inc. is a self-managed, Dallas-based real estate investment trust focused on delivering outsized stockholder return through stock price appreciation and dividend growth while offering unparalleled tenant service. TIER REIT’s investment strategy is to acquire, develop and operate a portfolio of best-in-class office properties in select U.S. markets that consistently lead the nation in both population and office-using employment growth. Within these markets, we target TIER1 submarkets, which are primarily urban and amenity-rich locations. For additional information regarding TIER REIT, please visit www.tierreit.com or call 972.483.2400.

Forward Looking Statements

This press release contains forward-looking statements relating to the business and financial outlook of TIER REIT, Inc. that are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance. Statements contained herein may be impacted by a number of risks and uncertainties, including the company’s ability to rent space on favorable terms, its ability to address debt maturities and fund its capital requirements, the value of its assets, its anticipated capital expenditures, and other matters. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this document, as well as other factors described in the Risk Factors section of TIER REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements in this press release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

TIER REIT, Inc.
Scott McLaughlin, 972.483.2465
smclaughlin@tierreit.com
Source: TIER REIT, Inc.